SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS Amendment is made and effective as of April 15, 2021, to the Custody Agreement, dated as of August 31, 2016 by and between VALUED ADVISERS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Channing Intrinsic Value Small-Cap Fund, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

1.	Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.	Exhibit C-2, the fee schedule for the Channing Intrinsic Value Small-Cap Fund, is added and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

VALUED ADVISERS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew J. Miller	By:	/s/ Anita M. Zagrodnik

Name:	Matthew J. Miller	Name:	Anita M. Zagrodnik

Title:	Vice President	Title:	Senior VP

EXHIBIT B

to the Custody Agreement

List of Funds

LS Opportunity Fund (Fee Schedule C at August 2016 applies)

Channing Intrinsic Value Small-Cap Fund (Fee Schedule C-2 at April 15, 2021 applies)